Exhibit 99.2
The following is a transcript of The Kraft Heinz Company’s Post-Integration Business Update Posted on the Company’s Investor Relations’ Website on February 15, 2018.

Post-Integration Business Update
The Kraft Heinz Company
(Slide 1: Post-Integration Business Update)

(Slide 2: Safe Harbor Statement)
Christopher Anderson
Assistant Corporate Secretary and Chief Counsel, Corporate & Securities, The Kraft Heinz Co.

During this presentation, we will make some forward-looking statements that are based on information available as of February 15, 2018. Actual results may differ due to risks and uncertainties, and these are discussed the Company’s filings with the SEC.

The Company will also discuss some non-GAAP financial measures throughout this presentation. These non-GAAP financial measures should not be considered a replacement for, and should be read together with, GAAP results.

(Slide 3: A Unique Opportunity in Consumer Staples)

Bernardo Vieira Hees
Chief Executive Officer, The Kraft Heinz Co.

Hello. This is Bernardo Hees, Chief Executive Officer of The Kraft Heinz Company.

In 2015, we brought together two of the most iconic food companies in the world, creating a new global powerhouse in the food and beverage sector. Currently, Kraft Heinz is the third largest food and beverage company in North America and the fifth largest food and beverage company in the world.

We believe our company is a unique platform for significant, sustainable growth in the Consumer Staples industry for both our people and our shareholders over the long term.

As our industry is undergoing a period of change, this will increase the pressure for further consolidation. And therefore, with our global presence and financial strength, I think that we’ll continue to generate opportunities for us to expand our portfolio, and our company.

(Slide 4: An Unparalleled Portfolio of Leading Brands)

At the Kraft Heinz Company, we are owners and builders of brands. We believe that brands are the key, long-term competitive advantage in our industry.

Our portfolio at the moment includes eight brands that generate retail sales of more than $1 billion each year. Five brands with sales between $500 million and $1 billion, and more than 25 brands around the world with sales between $100 million and $500 million.

Globally, we have about 200 brands that compete in about 125 different food and beverage categories. It’s a strong mix of global platforms and local jewels that we believe gives us an advantage in driving future, profitable growth going forward.

Our portfolio is full of heritage brands that resonate strongly and have established personalities and rituals with consumers and are staples in their households. And many are synonymous with categories such as cheese, ketchup, nuts, quick meals, cold cuts, frozen potatoes, and lunch combinations. That’s because in our leading categories, our brands, on average, have more than two times the share of the nearest branded competitor.

(Slide 5: A Portfolio That Fits Consumers’ Lives)

Additionally, our collection of brands and categories is present in most aspects of consumers’ lives. Every meal and snacking occasion throughout the day. From grab-n-go breakfast, to sit-down dinners, from the center of the plate, to enhancers that let consumers personalize their snacks and meals. At every holiday and entertainment occasion throughout the year and not only at retail, but also in the Foodservice channel.

(Slide 6: A Strong Global Footprint)

Our footprint is large and global in nature: $26 billion in annual sales, 83 factories with employees on the ground in more than 50 countries.

In North America, our portfolio is fully present with 98% household penetration, holding the No. 1 or No. 2 spots in each of our roughly 60 core categories. In addition, the Kraft Heinz North American Foodservice platform has over $3 billion in annual sales, with particular strength in advantaged front-of-the-store offerings. Meaning products that customers see and recognize as branded products, such as a bottle of Heinz ketchup or a jar of Grey Poupon mustard. This scale gives us increased relevancy in the category, and an opportunity to bring our brands to more consumers in more places across North America.

Outside of North America, Heinz is the undisputed No. 1 player in the ketchup category. Worldwide, the Heinz brand has stretched into more than 50 countries, as well as categories beyond ketchup. And in virtually every country you find the Heinz brand, it holds a No. 1 or No. 2 market share position.

(Slide 7: Unique Opportunities for Global Expansion)

At the same time, on a global basis, our brand awareness and infrastructure are bigger than our business is today. While we benefit from a truly global platform, we have many expansion opportunities both domestically and abroad.

For instance, Planters and Kraft enjoy strong brand awareness in many international markets, including the United Kingdom, Mexico, and China, but do not yet have a strong presence at retail. And we are significantly under-represented in the Foodservice channel in many markets where we already have a strong retail presence.

As you can see in this chart, we have a solid presence in each of our core platforms including condiments and sauces, cheese, nuts, meals, baby food, and Foodservice in certain parts of the world. At the same time, there are many key markets where we have tremendous opportunity to expand our brands for whitespace growth.

(Slide 8: Unique, Owner-Operator Model)

Another thing that makes Kraft Heinz unique in our industry and something we believe to be a key advantage is our ownership and incentive structures.

Berkshire Hathaway and 3G Capital are major shareholders of the Company. Both shareholders have a proven track record of building and expanding iconic consumer brands. And this partnership greatly benefits Kraft Heinz.

We are long-term owners with an unlimited time horizon -- and our goal is to own and grow great businesses and brands. And we invest in companies only when we are satisfied that they are well-positioned for profitable, long-term growth and successful brand building.

Our owners and management partners are the individuals directly responsible for operating our companies. They have considerable skin in the game. Their equity-related compensation is longer-term oriented, so they are not moved by some of the short-term pressures typically felt by other groups. And therefore, they maintain a very disciplined approach to each one of our businesses.

This is balanced by roughly half of the Kraft Heinz being owned by a public-company shareholder base with a mix of short, medium and long-term investment horizons. It is not a typical private equity model. It’s also not a typical public company model. We believe it’s the best or, in fact, a balance of both.

(Slide 9: Purpose-Led Vision)

One of the first things we did as a new, combined Company in 2015 was introduce our global Vision and shared Values.

(Slide 10: The Kraft Heinz Vision)

Our Vision and Values invite every employee to play an active role in our Company's journey. They are the fundamental principles of our business. They guide our long-term objectives; they speak to our commitment to top talent and emphasize our focus on igniting top-line growth.

Specifically, our Vision, our purpose, is To Be the Best Food Company, Growing a Better World.
We want to be the best in everything we do, while making sure we are not only a good corporate citizen, but are having a positive impact in our communities and improving our world at the same time.

So what does that mean?

At Kraft Heinz, being the Best means that we have the most beloved brands, ranking No. 1 or No. 2 in their categories. That our products are the highest quality and top-rated, according to blind tests. And meet our customers’ highest expectations. It means that we are powered by the best talent, who have a sense of urgency -- and we promote from within. And finally, it means that we are the most profitable food and beverage company, generating the highest profit margins in the industry while driving top-line growth.

We also define and measure our success against a responsibility to Grow a Better World.
This means working to improve our planet, its people and the communities where we work and live. We are committed to responsible, sustainable practices that extend to every part of our business, and continuously look for better ways to operate.

(Slide 11: Corporate Social Responsibility at Kraft Heinz)

In December, we introduced our first-ever Kraft Heinz Corporate Social Responsibility Report. It reflects our commitment to maintaining an ongoing, transparent dialogue with a wide range of stakeholders.

We have identified four strategic pillars: Better Supply Chain, Better Environment, Better Products, Better Communities. And as you can see, we have set ambitious targets and goals to support our work and measure our progress through updates we’ll issue every other year.

One of our boldest CSR commitments is our pledge to deliver 1 billion meals to people in need by the year 2021. As part of the fight to help end hunger in our lifetime, our Foundation sponsors a signature program, the Kraft Heinz Micronutrient Campaign.

(Slide 12: Our Approach to Fighting Hunger)

We believe global hunger is a problem that can be solved within our lifetime. And we’re actively working to reduce hunger by expanding our Kraft Heinz Micronutrient Campaign.
We are doing this by hosting meal-packaging and cultural events in our communities, especially in the places where our products are made.

Through the end of 2017, Kraft Heinz delivered more than 260 million meals to people in need on our way to meeting our commitment of donating 1 billion meals by 2021.

(Slide 13: Building Better Communities Through Scale Retail Activities)

We also bring our CSR efforts to our retail activities, rallying the millions of consumers we interact with each, every day, for a greater good.

For instance, we’re proud to sponsor Kraft Hockeyville, an award-winning program that benefits local communities in the United States and Canada while helping keep kids active. For the 11th year in Canada and the third year in the U.S., we have led the search for each country’s most passionate hockey communities. Thousands of hockey towns compete for the chance to be named Kraft Hockeyville, win funding to upgrade local arenas and the chance to host a live NHL Pre-Season Game at their local rink.

Over the past decade, Kraft Hockeyville has donated more than $4 million to more than 120 communities. We are able to help Grow a Better World by making local arenas more accessible to more people. It’s a great example of how Kraft Heinz has created a meaningful connection between our brands and the communities where we do business.

(Slide 14: Adapting and Modernizing for Sustainable Growth)

As the CEO of Kraft Heinz, most of my efforts are spent making sure we have the right resources put against our biggest opportunities. It’s a continual challenge because we operate in an industry where the only constant is change. As consumer preference becomes more varied and sophisticated, it’s critical that we adapt and modernize our approach, as well.
This is the key to sustainable growth over the medium and long term.

Over the past five to seven years, we have seen unprecedented and transformational shifts in our end markets, and it is all being driven by the consumer.

(Slide 15: Marketplace Evolution: Five Years Ago)

Five years ago, for example, we were experiencing significant yet largely distinct changes within our consumer base, our customer base, and in the media channels where we advertised our products. Consumer preferences were being influenced by a barbell economy that lead to increasing numbers of economically strapped consumers in both developed and developing markets. It caused consumers to gravitate to either value or premium offerings at the expense of traditional, mainstream products.

At the same time, we were at the leading edge of consumers redefining what they expected from mainstream offerings, driven by Millennials seeking fresher foods. And growing ethnic groups such as Hispanics in the United States and Asians in Canada driving a disproportionate amount of population growth.

At retail, consumers were making fewer shopping trips. Wealthier consumers were migrating to club stores, while more economically challenged consumers bought lower price-point offerings at dollar stores. And in the media space, cable channel growth was fragmenting audiences. Digital began to surpass Television viewership. And as a result, consumer attention spans were declining.

Our industry faced three distinct challenges. On the product front, we needed entry, mainstream and premium offerings within core categories to allow the consumer to trade up or down based on their economic situation and remain loyal to our brands. We also needed to extend innovation to product renovation, while introducing bolder flavor profiles to maintain relevance of our mainstream products.

At retail, the challenge was two-fold. One, focus on trade promotion effectiveness and efficiency as consumers were spending, and therefore stocking up, less. And two, develop channel-specific price-pack architecture for growing channels.

And on the advertising front, we needed to not only adjust our message to new media channels, but learn to measure the impact and therefore, spend more efficiently.

(Slide 16: Marketplace Evolution Today)

Today, the challenges we face are not only an extension of what we were seeing five years ago, but more interconnected. Consumer expectations for fresher, less processed products are the new norm. There is a greater focus for brands on authenticity, personalization and experience that reflect consumer’s individual values. Snack-based and on-the-go consumption patterns continue to grow.

Within retail, our customers are finding that expansion into e-commerce is a requirement for them to stay competitive and serve consumers. Incumbent retailers are focusing more on price and price points, thanks to new discount formats in many markets around the world.
And taking advantage of lower commodity prices, there’s a renewed emphasis by retailers on private-label offerings to differentiate their various retail banners.

Within the media space, as consumers shift from digital to mobile mediums, audiences are fragmenting further and attention spans, as well. In addition, promotion-based advertising or advertising focused on discounted goods is proving less and less effective. These are new forces of change and new ways that our industry needs to adapt.

It means we need to balance new-to-the-world innovation with ongoing mainstream product renovation as well as defining, or redefining, our brands by consumption occasion to keep them relevant. It means that we need to be more flexible and adaptable with channel-specific pack-price architectures, and better personalize our consumer-driven trade initiatives for shoppers in each channel.

And it means that we need to build new tools and skill sets to measure advertising efficiency and effectiveness, and maximize the returns we generate on our marketing investments. In fact, it means we need to use data to target individuals across mediums with messages delivered when and where they make the most sense.

(Slide 17: Key Insights)

We think this carries three key implications for our industry. First, we are into the next generation of transformational, end market change. While it continues to be driven by the consumer, the forces of change are less distinct and more connected. So unique, data-driven insights will be more valuable as we go to market. That being said, the challenge for us is the same and the same as it’s ever been: to adapt quickly and stay relevant in all channels.

Second, the pace of change and starting points vary by market, but in general, work towards and react to the same consumer-driven trends. And we continue to believe that our combination of iconic brands and global platforms puts us in a great position to continue to please consumers.

Our third takeaway is that we believe, in this fast-moving environment, the companies that are adaptable and consumer-driven will have a competitive edge in the marketplace. In many ways, size matters relatively less than it used to, versus skill and speed. For instance, new product success is less likely to be defined as much by reaching the $100 million mark. Instead, success is more likely to reflect the ability to move quickly, reinvest savings in brand building and make innovation a priority.
At the same time, developing capabilities that are scalable and best serve customers while focusing on profitable sales will likely prove the best path to sustainability.

At Kraft Heinz, we know that world-class brand reputations take decades to build and only hours, or even minutes, to lose. We are the stewards of our brands and business, and are mindful of that in everything we do.

We’re out to build an efficient company through a culture of Ownership and Meritocracy, and free up capital to reinvest aggressively behind our brands and business. Product innovation and effective marketing are central pillars of our strategy, and serve as growth drivers of our company. Our business plan is centered on building a highly scalable operating model based on data-driven decision-making, best-in-class in-house capabilities, and a robust, repeatable Rituals and Routines organization.

(Slide 18: Key Initiatives to Drive Sustainable Growth)

Since the merger of Kraft and Heinz in 2015, we have been investing and will continue to invest to build in-house capabilities in innovation and renovation, marketing, category management, and go-to-market capabilities for better data-driven insights and faster decision-making.

The following six priorities best describe the focus of our key initiatives. First, Data-driven Marketing. Second, Building Brands focusing on innovation and renovation. Then, Category Management through revenue management, assortment management, and planograms. Fourth, expand our Go-To-Market capabilities. Fifth, create Best-In-Class operations. And finally, Recruit and Develop top talent to compete in this rapidly changing marketplace.

Kraft Heinz leaders now will walk through each of these priorities.

(Slide 19: Data-Driven Marketing for Competitive Advantage)

Magen Hanrahan
Vice President-Media & Marketing Services, The Kraft Heinz Co.

Hello. This is Magen Hanrahan, and I head our Media, Creative Services and Marketing Services in the U.S. for Kraft Heinz. The biggest challenge as a marketer and brand builder today is the fact that while data is plentiful, useful insights that truly move the needle are scarce. At the same time, we believe data is, and will continue to be, our competitive advantage in the markets we serve around the world.

For several years now, we’ve been on a journey to be the No. 1 data-driven marketer in our industry. Marketing serves as our voice to the consumer. It’s the most effective tool to drive meaningful engagement with our iconic brands. And we continue to build proprietary, in-house, Kraft Heinz capabilities that we believe will drive consumer relevance and engagement with our brands.

(Slide 20: Journey To Be the No. 1 Data-Driven Marketer)

Let’s start by defining what we mean by being data-driven at Kraft Heinz. It means putting data and its information in the hands of the people making the decisions.

Defining and improving the quality of our marketing, in terms of environments that are brand-safe, seen by a human, in the right geography. Measuring our performance and providing end-to-end transparency to our managers. Delivering our financial goals and commitments while reducing waste. And last, but certainly not least, reaching the right person, with the right message, at the right moment to drive purchase. We’re investing to be the best in our business.

(Slide 21: Success Built On Four Core Elements)

And our framework is based on four key elements. One is Infrastructure, or building scalable, appropriate solutions for the business that sets the foundation. This includes “cleaning” some elements to ensure future ease and automation.

Two is Data. It’s about finding the right data to drive innovation and evolution. We believe data is at the center of innovation and evolution.

Three is People, and a culture of transparency that drives alignment internally and externally. That means building strong client relationships as well as true partnerships internally to be successful together, sharing the good and bad, learning and optimizing along the way.

And four are Results, and seeing a measurable impact from everything we do.

(Slide 22: Starting point is an advantaged foundation)

Our capabilities begin with our infrastructure -- having an advantaged foundation that can provide appropriate solutions for the business and are scalable to serve marketers covering hundreds of categories. Our consumer is at the center of everything we do. Ideas are born out of consumer insights; targets and unique messaging opportunities are supported by extensive consumer research. We’ve built an infrastructure to serve all, not the few, reframing the great information and inputs we receive from brands as data.

At Kraft Heinz, data doesn’t live with a small group in a particular discipline. It’s everyone’s job to know what data is available for their given function or responsibility, so that we all can be fully informed and make solid recommendations.

It’s rooted in planning fundamentals: what questions we know and what we need to answer. It’s supported by proprietary data sources: some we build, some we buy, and some we invest in developing. And it’s all augmented by Social Intelligence: dig sites and design thinking to get to the best ideas.

(Slide 23: Cross-Channel Programs Are Rich First-Party Data Sources)

One important element that truly sets Kraft Heinz apart from our peers is the ability to capture first-party data, or data collected directly from consumers interacting with and consuming our brands. Our collection of brands and categories makes us more of a recipe- and occasion-based business, and one that, through platforms like kraftrecipes.com, allows us to directly interact with our consumers on a regular basis, and more often than most food and beverage companies.

We have a team of in-house specialists. Publishers that develop and produce scrappy, recipe and occasion-based content for websites and email, build key influencer relationships and help manage our social channels. In all, we generate more than 1 billion social impressions a year, with millions of unique visitors to our website every month, and have more than 1 million paying subscribers to our Food & Family magazine!

Together with unique social intelligence data, Kraft Heinz has constructed an unrivaled data platform on which we build scalable and appropriate business solutions. This direct interaction gives us proprietary insights on consumer preference and unique insights to inform the decision-making of our marketers and managers across our business.

(Slide 24: Our Innovative Data Capabilities Are Redefining the Approach)

Armed with robust planning processes and exclusive data sources, the next step is developing the right data capabilities to generate insights and action plans. It’s a continuous, accountable focus on data that’s enabled significant savings and improved returns on investment. It’s involved redesigning our media planning, activation, and stewardship process to incorporate data across all media channels.

Leveraging these capabilities, we are pioneering new approaches across mediums. In Television, we’re applying a granularity to activation that is unmatched. In Digital, we’re striking a balance between mass reach and precision, while organizing our tactics around first-party data. And in Print, we’re looking beyond demographic- or lifestyle-based targeting and using purchasing behavior as our basis for reaching the right consumers at the right moment.

In all mediums, our enhanced capabilities are unlocking new and innovative ways to talk to our consumers at the right time, and with the right message, to impact purchase behavior. We’re establishing “first-mover” status by inventing and customizing data products and usage.

We’ve built proprietary match keys to bring together disparate data sources. And we aggregate brand learnings for quick activation across our portfolio. In essence, we’re leveraging data for faster, better decision-making.

Let’s pause to look at a cutting-edge digital activation that demonstrates how we’re leveraging data to make better decisions.

(Slide 25: Extending Audience Reach Through Data Modeling)

We know Velveeta elicits some intense consumer response. Essentially you have two camps: the Brand enthusiasts -- Velveeta’s Superfans who can’t get enough; and non-users, those that don’t use and are unlikely to adopt Velveeta. This creates a unique targeting challenge for our team. Maximize reach against the Superfans, minimize waste against non-users, and drive scale to deliver volume goals.

The conventional marketing playbook tells us when targeting to extend reach we should use standard demographic profiles. But as I said, at Kraft Heinz we’re rethinking the conventional playbook.

We partnered with a third party to investigate new ways of finding the right audience. We identified specific attributes and behaviors from our Velveeta buyers to create modeled audience segments. Because these modeled segments share the same attributes and behaviors of Velveeta consumers, we believed they are more likely to purchase Velveeta than a target simply based on standard, broadly-defined demographics.

The results prove that this was the right approach. We increased reach against the right audience by 37%, improved campaign effectiveness 33% versus baseline results, and it was more than two times as effective as a campaign based on demographics.

(Slide 26: Our People Are Critical Element To Flawless Execution)

The critical element that can’t be overlooked here is how important our people are to our success. And consistent with the Kraft Heinz culture, our drive to be the No. 1 data-driven marketer encourages high performers to dream big. People alignment, internally and externally, is critical.

Internally, we staff our team with the right people. People who understand what our brands need. Original thinkers who challenge the status quo and are curious about how things work. Agile people who really want to reshape what communications planning can be.

We’ve also assembled the right skill sets, internally and with external partners. The data scientists, the consumer cops, the content developers. From business presidents to brand managers and our agencies, our people are the curators of our iconic brands. It’s tremendous responsibility that requires collaboration with trusted partners, building organizational consensus, soliciting feedback, a results-oriented mindset, and a passion for learning.

To build that trust, we set out to be 100% transparent. We give our marketers a peek behind the curtain, demo-ing tools, being honest and forthcoming when things don’t go the way we planned, but making sure we have a solve that will satisfy the marketer. This partnership, and the entire process, is grounded in transparency and financial accountability. Transparency is a hot word in marketing these days. But at Kraft Heinz, we conduct formal, regular audits to ensure what we’re saying, and think we’re seeing, is accurate.

(Slide 27: Bringing It All Together To Deliver Results)

So let’s look at how it all comes together. This Philadelphia Cream Cheese ad was the industry’s first-ever print campaign powered by first-party data. We started by poring over KraftRecipes.com data to understand what recipes Philly consumers were searching for. We took that information and created three targeted segments based on the data: Quick & Easy, Kid Friendly, and Entertaining. Then, using our proprietary data, we matched our users with our partner’s subscriber database to get the right ad in front of the right person.

So whether Mom was looking for that recipe to please her kids, become the “centerpiece” of the holiday dessert table, or simply something quick for a holiday gathering, we created the right ad, delivered it to the right consumer, at the right time. The team’s hard work and our innovative approach paid off. We saw average purchase per household increase over 4% and the campaign drove $1.7 million in incremental sales.

(Slide 28: Data-Driven Approach Yielding Results)

We’re going to stay laser-focused on delivering measurable results on the metrics that matter.
By the end of 2017, we cut our cost per media impression by nearly 40% from 2015 levels and raised quality impressions -- those that are seen by actual human beings -- by a significant percent of the total impressions we’re buying, and validated by the Association of National Advertisers.

We’re making our advertising dollars work harder for us, and seeing the returns on our advertising spending improve across mediums. And we’ve taken significant steps to improve our media mix based on data-driven, return-based decision-making.

What we’re doing is starting to bear fruit. Powered by data insights, we’re more discerning than ever about where and how to spend our media dollars. We’ve sharpened our focus on messaging that resonates, that inspires, that influences. Our strategic approach, investing behind infrastructure, capabilities and people, is what makes the difference. And while the progress we’ve made so far is encouraging, we’re even more excited by what lies ahead.

(Slide 29: Brand Building Through Innovation, Renovation, & Investment)

Michelle St. Jacques
Head of U.S. Brand Building and R&D, The Kraft Heinz Co.

Hi. I’m Michelle St. Jacques, head of U.S. Brands and R&D for Kraft Heinz. As owners and builders of consumer-facing brands, perhaps the biggest challenge our industry faces these days is the need to continually adapt to rapidly changing consumer preferences, and make sure our brands live up to their full potential.

At Kraft Heinz, with such a strong stable of iconic brands, our mandate is clear: to build brands that position our portfolio to grow and to win with consumers both today and tomorrow. We do that by one, prioritizing our investments around must-win brands and Big Bets; two, obsessing over the consumer and product quality; and three, accelerating our speed to market.

(Slide 30: Three Brands, Five Platforms and Foodservice)

Beginning with our Strategic Plan work in 2016, we identified three Global Brands, five Global Platforms, and Foodservice as our biggest opportunities. Currently, these three Brands and five Platforms represent about two-thirds of our retail sales.

Kraft Heinz and Planters are proven brand equities in markets where they play, have prevalent global brand awareness, and have clear “hero” categories at the brands’ core. And based on our portfolio of brands and our capabilities, we believe we have the right to win around the world in condiments and sauces, cheese, nuts, meals, baby food -- and not just in retail, but the Foodservice channel, as well.

(Slide 31: Global Expansion)

The opportunity to expand the global brands and platforms we’ve identified is tremendous.
To put the opportunity in context, in 2016, only 10% of the countries that we served had two or more of our Global Priority Brands. And over the next three to five years, we expect to have two or more of our Global Brands into markets representing 80 percent of the countries we serve.

So we have big plans to move quickly. We also have a big need to smartly prioritize. So how do we prioritize at a local level?

(Slide 32: Clear Portfolio Roles, Market-By-Market, Help Us Prioritize)

In each market and in each region, we prioritize our Big Bets through clear portfolio roles, with the goal of strengthening and expanding our core categories and brands. We organize our categories by Portfolio Role based on share, profitability, and category attractiveness in order to guide investment decisions in our portfolio.

We establish portfolio roles for each category in a given country. Powerhouse, where it’s critical to increase or maintain share from an already strong position with a flagship brand; Portfolio Bets, where we’ve validated an opportunity to invest aggressively to significantly increase our share; Turnarounds, where renovating our current lineup can improve a negative trend in consumption and/or share; and Protect and Profitable Contributor roles, where our share expectations are less robust, and where category attractiveness will inform our resource allocation with a focus on profitable sales. While Portfolio Roles help set our investment agenda, our aim is to build brands for the future.

(Slide 33: Building Brands for the Future)

To do that, we use a consistent, standardized approach to grow our brands. At the core is a set of fact-based tools that help Kraft Heinz work off a common language and discipline. We start by defining clear and relevant brand positionings to provide the North Star for everything we do.

Recently, Kraft Master Brand re-launched its positioning around “there is no one right way to ‘family,’” illustrating the pressures parents feel to be perfect, and how Kraft has been and will continue to champion everyone’s right to family their way in the future. Second, we invest to win in both product quality and reaching our consumers. Over the past few years, we’ve invested millions behind major product renovations that bring the quality our consumers expect. Whether it’s relaunching Oscar Mayer Hot Dogs or investing to return Miracle Whip to its gold-standard recipe, we aim to deliver the quality ingredients and products that our consumers are asking for.

The third point is our strategic focus on where and how to stretch our brands to new categories, capitalizing on whitespace opportunities. We follow a well-defined playbook that leverages established brand equities, identifies additional need states, and expands into attractive categories. For example, we took Cracker Barrel from the dairy aisle into the premium end of the Mac & Cheese category, becoming a $50 million opportunity in just two years, and delivering significant incrementality to our Mac & Cheese portfolio.

Next, we want to drive speed to market. We arm our decision-makers with data, and avoid analysis-paralysis and indecision by encouraging them to react quickly to new opportunities. We identify emerging consumer trends, need states and occasions and adapt accordingly. For instance, in just six months, we went from ideation to commercialization of 13 SmartMade SKUs, and saw strong repeat purchase performance in market based on the product quality.

Finally, we believe that in order to maintain relevance, our brands need to take part in the consumer conversation. From Stove Top’s Thanksgiving Pants, to expanding our Wienermobile to a Wiener fleet, we’re always working to identify brand moments that can be part of culture and conversation. In sum, this brand-building approach is the framework designed to build durable, relevant and powerful brands for the future.

(Slide 34: Heinz: A Powerhouse Brand Built for the Future)

One of our best illustrations of our process at work is what we’ve done with the Heinz brand in the U.S., because we’ve been working on it the longest. Our starting point in 2014 was a Powerhouse brand, based primarily in one key category, ketchup. Given the high level of brand love and clear brand positioning, we knew there was a big opportunity to both grow our brand in Ketchup and extend into new categories.

We invested to grow, spending four times more in media than before the merger, with breakthrough creative that drove cultural conversations like our 2016 Super Bowl “Wiener Stampede” campaign or the re-creation of Don Draper’s Heinz ads 50 years later.

We strengthened our offering in the Ketchup category by addressing additional consumer need states. From Heinz Simply to Heinz Organic to Heinz Sriracha Ketchup and beyond, there’s a ketchup to suit every person’s taste.

Given our strength in ketchup, we identified an opportunity to stretch the brand into new categories, starting closer-in with mustard and barbecue sauce that share similarities to the ketchup category. And pacing our new category expansion appropriately to ensure a sustainable foothold in current categories exists before expanding to the new one is critical.
The results have been case-study material.

Since 2015 in the U.S., we’ve grown retail sales for a 150-year-old brand, on average, more than five percent annually. We’ve driven the highest ketchup share in recent history, all while continuing to strengthen Heinz’s brand equity.

(Slide 35: Frozen Meals: A turnaround Story)

Another example of our process at work is what we’ve been doing in U.S. frozen meals. Here we saw the opportunity for a Turnaround by optimizing our portfolio to reach new consumers and renovating our existing base to reach new needs.

First, our portfolio was mostly focused on nutritional meals who, as a category primarily talked to women. Recognizing that 51% of category eatings were done by men, we launched a new brand, Devour, against this unmet consumer in the category. We brought a bold, full-flavored option to the frozen aisle and spoke directly to millennial men. Devour was the single biggest innovation launch in frozen meals in 2016.

Second, we re-invented the nutritional offerings of our existing Smart Ones brand. With the launch of SmartMade, we created a frozen option that met emerging consumer trends about how women viewed diet and balanced food options. In 2017, innovation from Devour and SmartMade topped $100 million in retail sales. And we were able to drive our frozen meal category performance to growth after spending the better part of a decade in decline.

(Slide 36: Well-Defined Opportunities for Our Portfolio)

Across our portfolio, the opportunity set is well-defined and consistent across markets. At Kraft Heinz, we innovate and renovate to evolve our iconic brands to meet today’s consumer preferences around artificiality, fresher and less processed products, and convenience. We optimize our portfolio to capture New Consumers, New Occasions and New Needs with new brands and/or products. And finally, we expand into whitespace, with both new categories in existing markets, as well as new categories in countries where we don’t currently compete.
Our challenge isn’t necessarily what to do, but what to do first -- and which of our brands is best suited to deliver against the opportunity.

(Slide 37: A Robust Pipeline of Big Bets Against Key Opportunities)

Through this process comes a robust pipeline of Big Bets against our most promising opportunities. A balanced mix of new products to evolve our iconic brands in order to meet today’s consumer preferences, optimize our portfolio to address new consumption opportunities, and expand into category and geographic whitespaces. Let’s look at recent examples of each.

(Slide 38: Evolve Our Iconic Brands)

Our renovation of Kraft Mac & Cheese is a great example of evolving an iconic brand to meet consumer preferences for cleaner ingredient lines. We did that in 2016, replacing artificial colors, flavors and preservatives. We launched the renovation with an unexpected twist: we didn’t tell anyone! That’s right. We changed the product without telling Mom, while successfully preserving all the qualities the consumer loves – the cheesy, melty goodness -- driving not only consumer re-appraisal, but also made Kraft Mac & Cheese part of the cultural dialogue with over a billion impressions.

It led to 2016 being the first year-over-year growth in Kraft Mac & Cheese in five years and, together with other innovations like Cracker Barrel Mac & Cheese and Deluxe Cups, drove category growth in both 2016 and 2017. This was a great example of successful execution while protecting the core consumer.

(Slide 39: Optimizing Need State)

In Protein snacking, Kraft Heinz started from a position of strength. P3 was our first highly successful platform in Adult Meal Combos, holding a 43% market share. But there was more we could do to expand the category. We saw the natural segment driving growth in cold cuts.

So, leveraging Oscar Mayer’s strong brand equity, we launched Natural Meat & Cheese Plates in April 2017 with no artificial preservatives, ingredients or flavors.

Three months after launch, our Oscar Mayer Plates exhibited the best trial and repeat rates of any segment. The innovation successfully expanded the category with 20% of volume sourced from new category buyers.

(Slide 40: New Category/Existing Market)

Turning to expansion into whitespace initiatives, Heinz Seriously Good mayonnaise is a great example of our ability to enter a new category with one of our iconic brands in a market where we already participate. We’ve done that across Europe, in Australia and Brazil, with incremental growth and market share gains in each market we’ve launched. For instance, since the 2014 launch of Seriously Good Mayo in Australia, Kraft Heinz has carved out significant market share in the category, and in 2017, sales grew by over 30%.

(Slide 41: New Category/New Market)

The second type of whitespace opportunity we have is entering a new category in a market where the brand hasn’t previously had a presence. An example of that is our launch of Planters into China. China’s nut market is $4.2 billion in annual sales, growing 11.5% annually, so a significant opportunity for the Planters brand to travel abroad.

As America’s No. 1 brand with strong awareness already, Planters’ entry offered the Chinese consumer a flavor and quality upgrade in better-for-you nuts. A winning proposition. Since entering the market in September 2016, Planters has been a tremendous success. The live launch event was record-breaking, with 1.7 million unique viewers and 28.6 million accumulated viewerships. For T-Mall’s Double Eleven event this year, sales increased 218%. And most importantly in 2017, Planters’ revenues grew 68% in China. Really great work by our Planters team in China.

(Slide 42: Big Bet Innovation That Moves the Needle)

In the end, we need to make sure that our Big Bets have the ability to really move the needle. And we’re seeing that. From a portfolio perspective, while prioritizing truly incremental initiatives, the main metric we track is Net Sales generated from new products launched on a rolling three-year basis. And you can see a significant improvement in the percentage of our sales driven by new products over the past few years.

(Slide 43: Reinvent Category Management)

Mike Donohoe
Vice President-Marketing, Kraft Cheese, The Kraft Heinz Co.

Hi. This is Mike Donohoe. I’m the Head of the Kraft cheese brand in our U.S. Refrigerated business. Since the Kraft Heinz merger, we’ve been retooling and investing in our category management capabilities. We see this as an imperative for several reasons.

Changing consumer preferences and shopping patterns, the proliferation in retail concepts and channels that go along with those, an increasing need to better understand and execute plans not just by brand, but by SKU, by retailer, and by neighborhood. And, above all, the realization that it’s not enough to have the best products people love, we need to put the brands to work in a way that’s mutually beneficial to Kraft Heinz, our retail partners and most importantly, our consumers. Our goal is simple: sustainable, profitable sales.

(Slide 44: Building In-House Capabilities to Maximize Impact at Retail)

We identified three skill sets or tools that we felt required a new approach and we needed to organize around. The first is Revenue Management, with a goal of addressing ineffective, inefficient pricing and trade investments and getting us to the best price points with the optimal promotional strategy for the channel and category.

Second is Assortment Management, where we’re aiming to customize shelf sets by elevating the best-performing items for that specific customer, ultimately driving category growth with the side benefit of reducing supply chain complexity. Third are Planograms. Here we see significant opportunity to tackle less-than-optimal shelving sets that lead to lost distribution and consumption dollars and turn them into insight-driven planograms that can improve both category and Kraft Heinz sales.

We’ve invested heavily in the people and infrastructure to build in-house capabilities since the merger of Kraft and Heinz, beginning with Revenue Management and more recently adding Assortment Management and Planograms as distinct programs. That said, we continue to refine and invest, and we have yet to maximize the impact of these tools at retail. So let’s take a closer look at how we’re making it work.

(Slide 45: Established Process for Win-Win Decision-Making)

All three efforts share a common process enabled by organization and governance and supported by well-defined Rituals and Routines. It starts with in-depth, granular, data-driven performance analysis, where we deep dive into category performance and opportunity assessment.

The output of this analysis is robust, analyzing item-level dynamics with store-level precision. It’s critical we get the analytics right, as they’ll become the backbone for the strategy and inform managerial decisions. With analysis in-hand, the category and Business Unit teams with validation from key sales teams and supported by our central Revenue Management function develop the strategy and build agreement among their internal partners. The team then creates a fact-based business plan to share with our retail partners. And to be clear, when we sit down to plan with our retail partners, we start with a common goal: to grow the category. The question is, “How?”

Pricing and promotion are only two elements of any proposal. Innovation, renovation, communication, shelf assortment, and shelf placement also drive the conversation. Once a joint business plan is agreed, we then track and troubleshoot our initiatives monitoring competitive responses and executing contingency plans, if necessary.

Internally, our Rituals and Routines include weekly meetings with category leads, bi-weekly meetings with Business Unit presidents, monthly reviews with the country or regional steering committee, and periodic CEO reviews of all categories. So that’s the process. Let’s now turn to the key levers at our disposal in each area.

(Slide 46: Pulling the Right Levers Through Revenue Management)

It’s critical to note that Revenue Management at Kraft Heinz is much more than just a trade-spend optimization exercise. It’s about unlocking insight and above all, growing categories and our brands.

Our process yields insights in four key areas. One is Price Pack Architecture, meaning the blueprint for package size and price curves within categories and across channels. Second, Pricing -- in terms of elasticity, pricing curves, and compliance at retail. Third, Promotion. Managing frequency and depth not just in terms of returns, but also calendar optimization and performing rigorous pre- and post-event analysis, as well. And fourth, product Mix Management -- focused on activating our product mix across entry, mainstream and premium price points, as well as sizes against market trends to differentiate and optimize our lineup across channels and customers. Let’s look at each lever in action with a few examples.

(Slide 47: Revenue Management Strategies in Action)

First is Price-Pack Architecture. In Australia, consumer eating occasions and households were changing, but our pack sizes were stuck in the past. The Heinz Beanz team combined shopper data, discrete modeling and game theory to unlock the right pack sizes for the new Aussie customer. We uncovered the need to downsize one can and upsize another to satisfy local preferences. Together with improved product packaging, our renovated Heinz Beanz offering grew 2.5% in the most recent quarter -- an encouraging sign of things to come.

Next is Pricing. Philadelphia Cream Cheese owns some of the strongest brand equity in our portfolio. Having developed new advertising, product quality upgrades, and usage expansion, we created an opportunity to capture value while offering consumers value through improved variety and quality. Combined with a pricing action in July 2017, Philly gained market share and grew the category 1.4%, validating our portfolio enhancements, pricing approach, and execution.

Third is Promotion. In 2017, we combined the strategic pricing alignment of our mainstream Stove Top and Heinz Gravy at two-for-$3 with our Q4 campaign and the launch of our premium innovations, Stove Top Signature Stuffing and Heinz Signature Gravy. This combined strategy led to mid-single-digit growth and share gains for both businesses during the season.

Fourth, and finally, is Mix Management. In 2017, we leveraged data in the bacon category to help identify the items from entry-level to mainstream to premium offerings with the most potential for sales growth. From there, we created a clear roadmap of priorities, including mandatory items, those items we should definitely have in distribution, as well as regional and retailer-specific opportunities.

We used this information to show a key retailer the sales and profit potential of each item ranked from highest to lowest. As a result, we were able to expand our distribution by roughly 5% with that retailer, and Oscar Mayer achieved the largest share of distribution of any bacon brand. So, four different ways we use Revenue Management to drive sustainable, profitable sales for Kraft Heinz and our retail partners.

I’d also note that it’s no coincidence that many of these successes were tied to an innovation, renovation or new communication campaign. To move the needle in the consumer staples space, it all has to come together. And that’s how we go to market at Kraft Heinz!

(Slide 48: Prioritize Performance Through Assortment Management)

Assortment Management and Planograms are two more recent areas of focus that we’re putting more resources against. For Assortment Management, it’s all about diving deep into the data on product velocity and distribution reach to determine what should be on the shelf.
We then formulate retailer-specific plans around which items we should push to protect distribution, which to drive greater distribution, where we can increase productivity, and where we should trim.

Remember, this is an iterative process. But based on our work so far and part of our regular Rituals and Routines, we see a significant opportunity to deliver the right product, in the right channel, at the right time to the consumer. Improve category growth as we swap out weaker items for higher-velocity items. Concentrate our resources around the most meaningful contributors in our portfolio. And as a by-product, reduce complexity, minimizing waste and improving manufacturing efficiencies in our supply chain.

(Slide 49: Winning At Point of Purchase with Planograms)

Now, if Assortment Management is all about what to put on the shelf, Planograms are all about where to put those items on the shelf. Our Planogram plans are informed by research, tested rigorously, and confirmed through independent studies. The main objectives of Planogramming are spotlight innovation to drive incrementality, make the set easy to shop, with better findability; manage in-stocks through space allocation; and encourage multiple purchase or trade-up.

And more than the other areas of Category Management, this is much more a test-and-learn exercise with a tendency for a longer runway for full implementation. That’s because we make sure we see measurable impact on a smaller sample of retail outlets. Then we work with our retail customers to implement the changes, and sometimes wait for pre-established reset windows at a given retailer. That said, the impact can be significant.

(Slide 50: Planogram Impact in Mustard)

Here’s an example of a Planogram study we executed in the mustard category. You can see the before-and-after shelf sets on the slide.

Our analysis and testing suggested a measurable impact by simply raising and adding more facings to our higher velocity items. And, in fact, this is what happened. The new Planogram resulted in a roughly 20 percentage point improvement in category growth versus baseline.
That’s effective Planogram-ing in action!

(Slide 51: In-House Capabilities to Maximize Impact at Retail)

In summary, we’re out to reinvent Category Management at Kraft Heinz. It’s centered around three capabilities that we’re now deploying throughout the organization. We believe these scalable capabilities enable us to better serve our retail customers and give us a competitive edge in the marketplace while focusing on sustainable, profitable sales.

(Slide 52: Expand Go-To-Market Capabilities)

Nina Barton
President-Global Online & Digital Growth, The Kraft Heinz Co.

Hello. This is Nina Barton, President of our Global Online and Digital Growth initiatives -- the newest Go-To-Market capability we’re building at Kraft Heinz.

Whether we’re talking about the supermarket down the street, a higher-end club store, a hard discounter in Europe, or a kiosk in an emerging market, the challenge to our Go-To-Market capabilities are the same: to get the right product, at the right place, at the right time for our consumers. And today, that doesn’t just mean getting product to the shelf. It also means getting the right representation of our products online.

(Slide 53: Focused Investments in Three Areas)

While developing capabilities and presence in e-commerce is a must for every company today, at Kraft Heinz we continue to see the opportunity to improve our growth and drive significant returns from investing in established channels, as well. We’re focused on three areas.

First, in traditional channels where we can maximize our impact in markets where our distribution is well-established, as well as extend our reach in markets where we don’t yet have full distribution. Second, complementing our retail presence with a strong Foodservice presence in key markets. And third, building out our capabilities to serve shoppers in an e-commerce environment. Let’s look at what we’re doing in each channel.

(Slide 54: Transforming In-Store Execution in Established Markets)

In markets where we have strong, existing distribution, we’re organizing and investing in additional resources around three distinct, in-store execution models. The first is our Execution Selling Model, where our internal sales teams look to drive sales at the store level. They do this through weekly visits focused on things like incremental orders, incremental displays, and feature and display compliance.

Second is our Distribution Selling Model. Here, our internal sales teams at both the division and store level through monthly visits are focused on distribution levels and shelf resets, as well as incremental orders and displays. Third is our Merchandising Model, where we work with external brokers to drive merchandising at the store level, building and filling displays and shelves, and executing the plans we’ve developed with the retailer at the headquarters level.

In all cases, the retail coverage model that we deploy is designed to complement our Headquarters Sales efforts -- focusing on opportunities that drive distribution, innovation, merchandising and incremental sales at the store and division level.

We segment our coverage models based on retailer autonomy, volume, geography, and selling opportunities. In other words, we use data to guide us to the best model for a given retailer and provide Kraft Heinz with the best return on the Go-To-Market investment dollars we’re deploying. And our in-store sales models leverage advanced analytics, store-level data, performance metrics -- and the Category Management plans our marketers develop to both identify and capture incremental revenue at the store level.

We began implementing our three-pronged approach in the U.S. in 2017. The initial results have been encouraging, and we’re looking to ramp up our approach going forward.

(Slide 55: Extending Reach in Less Developed Markets)

In markets such as Continental Europe, Asia and Latin America -- markets where our distribution coverage is less developed -- we’re attacking our Go-To-Market opportunities, guided by data, executed by people. It’s a four-step process -- and it starts with investing in the right talent. We do it through structured recruiting and training programs to ensure a high-performing team, ready to take on the challenge of expanding our coverage with local distributors.

Next is ensuring we instill the right Kraft Heinz culture with the new internal team. Through active and disciplined management and a set of KPIs, or Key Performance Indicators. that encourage stronger collaboration with our external, distributor partners. Third, we help our external partners realize our collective potential. We view our local distributors as key partners in our Go-To-Market journey and we employ effective distributor management through appropriate incentives and performance-based KPIs.

Finally, we can’t let our challenges that are bound to arise in new markets and emerging economies discourage our expansion. And we’re constantly looking and planning to attack the next wave of high-growth cities, guided by a robust data-driven approach.

(Slide 56: Kraft Heinz Foodservice: A $3.5 Billion Startup)

The other established channel of distribution where we continue to see significant opportunity on a global basis to invest and grow is Foodservice.

When Kraft and Heinz came together, we already had a strong position in the Foodservice channel -- roughly $3 billion in annual sales, primarily in North America, Europe and China. Driven by, one, Heinz as a leader in sauces and condiments with strong presence in quick-service restaurants and two, Kraft in North America in full-service restaurants and casual dining. From ketchup, mustard, mayonnaise and salad dressings to cream cheese, cheese, and mac and cheese and -- in certain markets, meats and beverages -- we have a strong portfolio of offerings to meet the needs of many of the different types of Foodservice operators. And when we look at the addressable market for our portfolio, it’s huge.

We show here our view of the addressable market size of each of our Foodservice channels, considering only those countries where we already have an established retail presence. If we simply get an equivalent share, in relevant categories, that we enjoy at retail in each country, the incremental sales would be significant relative to our current $3.5 billion Foodservice sales.

To get after the opportunity, we’ve set a path and are prioritizing, channel-by-channel, within the Foodservice market. We’re investing to build our service to quick-serve and full-service restaurants on a global basis. We see retail hosts or restaurant-type offerings housed within a larger retail box as a significant whitespace opportunity in a number of markets. And we’ll selectively expand into other channels like bars and taverns, travel and leisure, and institutions based on local market attractiveness and the country-specific development.

So far, we’ve established dedicated Foodservice commercial teams in key geographies to address and capture the growth opportunity. And already in 2017, Foodservice became a significant topline driver for Kraft Heinz in every geography where we have a dedicated team.
Looking forward, we believe by focusing only on those Foodservice channels and only those existing Kraft Heinz countries with largest opportunities, we can build a $5 billion global Foodservice business in the next three to five years.

(Slide 57: Unique Opportunities for Global Expansion)

It may come as a surprise to many industry followers, but at Kraft Heinz, we’re making significant investments to expand our Go-To-Market capabilities in both traditional retail channels and existing Foodservice channels to capture what we believe to be significant, incremental, organic growth. As you can see here, we have ample opportunity to fill current whitespace and grow those green shoots into robust, sustainable, profitable businesses.

This alone would help transform Kraft Heinz into a more global company, with our Global Platforms and Foodservice as the main drivers of growth. And that’s before we consider the next frontier in Food and Beverage Go-To-Market capabilities and my current area of focus, e-commerce.

(Slide 58: Building An E-Commerce Powerhouse)

Kraft Heinz has been serving e-commerce customers for several years, but more on a customer-by-customer basis than a coordinated Go-To-Market effort. In 2017, we continued to accelerate our investments behind a well-developed, clear path to profitable growth.

We formed a team to be a Center of Excellence for e-commerce growth and digital incubation, and set a goal to build our global e-commerce sales from what was only a couple hundred million dollars in 2017 to more than a billion dollars in the next three years. We started by building out what we saw as essential eCategory management capabilities.

In Assortment Management, we didn’t only need to determine what to stock for the e-commerce shopper but, in the U.S. alone, we had to get what turned out to be more than 3,000 appropriate items in the Kraft Heinz portfolio set up and in stock, available to buy with our e-commerce partners. In Pricing and Promotion, building price monitoring and guardrails in an e-commerce world replete with price-matching algorithms is just as important as setting channel-specific promotional plans and return-on-investment protocols.

In Merchandising, share of search is the virtual equivalent of share of shelf. So we’ve had to build capabilities to ensure that a high percentage of prominent first-page results include Kraft Heinz items. We’ve also had to optimize our product descriptions, updating roughly 1,500 product descriptions to be Search Engine Optimized with richer content that delivers great consumer experience and promotes stronger conversions. And in Digital Marketing, we’re expanding further into paid search and other digital media to drive consideration and spark more conversions.

Importantly, as we go to market in the e-commerce channel, we think we’re in a strong position to capture our fair share because we’re bringing to bear a number of things that are uniquely Kraft Heinz. First, we’re leveraging our data-driven marketing infrastructure, including the first-party relationships we have with our consumers through our industry-leading content database and the strong audience we’ve built through platforms like kraftrecipes.com and Food & Family magazine.

Second, we’re building upon existing programming to create compelling mobile experiences across platforms. By 2020, mobile commerce sales are expected to make up over 70% of all e-commerce sales -- and we’re deploying mobile-first content across major e-tailers that position our products to be truly compelling to the modern mobile shopper.

And third, we’ve recruited a dedicated team focused on where the market is going. We’ve brought together a team with strong e-commerce and innovative experience. We’re making investments in advanced technology and new processes and metrics for managing a rapidly evolving digital business to create our platform for execution and innovation. And this is being done through test-and-learn programs with our retail partners to gain consumer insights, increase consumption, and drive profitable sales.

(Slide 59: Focused E-Commerce Efforts in Top Geographies)

We’re prioritizing our e-commerce efforts through focused strategies on the top three geographies with the largest opportunity. In North America, our dedicated e-commerce, Go-To-Market organization is focused on winning with all e-commerce retail models: pure-play stand-alone e-commerce retailers with an infrastructure not connected to stores, and hybrid customers with an e-commerce capability integrated with their store infrastructure. We know that winning with these customers will be driven by delivering the e-commerce playbook in conjunction with smart investments and innovation.

In Europe, consistent with the evolution of e-commerce based sale, the focus is on full-basket retailers, where developing e-category management capabilities is most essential. And in the Asia-Pacific region, we’re being more selective, with an initial focus on China’s large e-commerce channel, looking to initially specialize in baby food and Planters and developing e-commerce-specific infant products.

In summary, at Kraft Heinz, we see attractive opportunities to invest and grow across traditional retail outlets, Foodservice outlets, and e-commerce. And we’re going after them in a very Kraft Heinz way. Building in-house capabilities, for faster, data-driven decision making, with a focus on profitable sales.

(Slide 60: Create Best-in-Class Operations)

Marcos Rodrigues
Head of Global Center of Excellence, The Kraft Heinz Co.

Hello. This is Marcos Rodrigues and I head up our Global Center of Excellence located in the Netherlands. At Kraft Heinz, we’re focused on setting best-in-class standards and we’re unapologetic about our ambition to be the best operator in the consumer staples industry.
Our view is that every area of an organization has opportunities to improve its efficiency and effectiveness. And no area is off-limits.

We’re constantly evaluating and re-evaluating how we do things, searching for what works best through intensive benchmarking -- internally, externally and even outside our industry -- to open gaps and generate value-added projects. We leverage best practices within our organization and obsess over quality, cost, service and safety. It’s a daily mindset that resists complacency and promotes responsible stewardship of our resources.

(Slide 61: Significant Progress Against Best-In-Class Operating KPIs)

It’s fair to say that since the merger of Kraft and Heinz in 2015 through the end of 2017, our North American Integration Program has given us a fast start in our journey to becoming the most efficient operation in our industry. Over that time, we’ve made more than $1 billion of capital investments in North America to modernize and consolidate over 100 production lines and optimize our distribution center network to reduce our average delivery distance by more than 30 miles.

We’ve also done extensive Information Technology, or IT, consolidation, upgrades and implementations while at the same time integrating Kraft and Heinz processes to quickly become Kraft Heinz. By the end of 2017, we successfully completed our North American Integration Program, delivering more than $1.7 billion of cumulative cost savings to the company. And together with additional gains from ongoing efforts in Europe, Latin America and Asia Pacific, we’ve made tremendous progress in a short period of time against each of our Key Performance Indicators.

We’ve reduced our operating costs by more than 5% since the merger of Kraft and Heinz.
We’ve made massive strides to improve working capital efficiency, reducing working capital as a percent of Net Sales by 5.9 percentage points.

In terms of Quality, we’ve reduced recalls from six in 2015 to zero in 2017, with industry-leading performance among our peer companies -- and over this period have seen more than 40% reduction in consumer complaints. And last, but certainly not least, we’ve seen a more than 40% improvement in our Safety metrics.

(Slide 62: Operating Excellence Focused in Four Areas)

But we still have a long way to go to reach our potential. And to achieve our goals, we’ve organized our efforts into four verticals. First is Cost, where we have opportunities to leverage our scale, risk management capabilities, and low-cost country sourcing. Utilize Global

Capability platforms, such as Zero-Based Budgeting, E-auctions and value engineering, as well as continue optimizing our manufacturing footprint and supply chain network optimization.

Second, in Service, we’re deploying more integrated planning focused on data-driven Rituals and Routines, as well as investing to automate our systems, tools and warehouses with a focus on customer service and network optimization for better On-Time-In-Full deliveries. Third is Quality. At Kraft Heinz, we have an unwavering commitment to quality. In fact, it’s one of the five Values of our company. From the CEO to the line operator, quality is an obsession.

Here, we’re focused on Rituals and Routines grounded in Golden Rules, Platinum Rules and Quality Risk Management plans. And we have, and will continue, to make significant capital investments focused on the end of the line for detection, risk avoidance and consumer complaint mitigation.

Fourth is Safety, where we are looking to leverage fundamental safety rules and capital investments in global safety capability platforms to guide risk mitigation, as well as our plant-level Rituals and Routines. As you can see, we have big plans. But it’s a lot to accomplish on a global basis, so execution with speed is critical.

(Slide 63: Global Center of Excellence to Drive Best Practices)

In 2017, we established and staffed a Global Center of Excellence, or G-C-O-E , that I lead, headquartered in the Netherlands. We have three primary objectives for the GCOE.

The first is around capabilities, with an eye towards developing and deploying common tools, standard processes and best practices around the world. We do this through improving IT systems and tools, developing policy, procedures and guidelines and steering transformational projects. Second, we identify and execute transformational projects. This begins with measuring gaps and mapping opportunities. We then generate project profiles, designing steps and deliverables. Finally, we equip and empower our geographical zone and country-specific operations people to capture the opportunities.

The third objective is to deliver results. Here we establish transparent and challenging targets and coordinate global KPI tracking, and with a global, end-to-end supply chain perspective, we remove capacity constraints and bottlenecks from the system, ultimately freeing the teams to deliver on their commitments. We’re staffed by senior and true global experts with deep knowledge on relevant topics in scope that have authority to make key strategic decisions.

And our scope is wide. We provide global guidance in areas like Procurement, Quality, Manufacturing, Logistics and Shared Services. We drive our global Revenue Management capabilities. And we lead our global Zero-Based Budgeting efforts, or ZBB; capital expenditures, as well as export and inter-affiliate activities.

The establishment of the GCOE in 2017 had immediate tangible impacts across the Kraft Heinz enterprise and we have strong plans, activities and measurable objectives for the spread of best practices around global Kraft Heinz going forward.

(Slide 64: Ambition To Be the Best)

So with our Global Center of Excellence as an enabler, we’ve set our sights high. On Cost, we want to become the most cost-efficient operation in the industry. In Service, we want to be regarded by customers as the providing the best service levels in the industry. In Quality, we want to achieve and sustain zero recalls globally, as we did in 2017 -- and become the global benchmark on consumer complaints. In Safety, we aim to see all our regional zones achieving and sustaining a Total Reportable Incident Rate, or T-R-I-R, below one. Simply put, that means when our employees return home to their families after work, they arrive in the same condition as when they left earlier that day.

Additionally, we’ve defined success as delivering in all four of these areas, at the same time. Only then can we claim best-in-class operations.

(Slide 65: Recruit, develop and align our people)

Melissa Werneck
Senior Vice President-Global People, Performance and Information Technology, The Kraft Heinz Co.

Hello. This is Melissa Werneck, Global Head of People, Performance and IT. At Kraft Heinz, our people are the true competitive advantage of our company. We are a company of owners that thrive in a performance-driven environment. And we invest heavily to develop and align our workforce, because they are the ones that will help our brands stay relevant and grow in today’s rapidly changing marketplace.

(Slide 66: Kraft Heinz Culture)

Our culture is based on five principles. The foundation is Ownership. Employees at every level are invested in the company’s success, leading them to be responsible stewards of capital and resources. They operate with a sense of urgency, making tough choices and leading by example. They think and behave as if the company was their own.

Second, we are driven by High Performance. In many ways, we operate similar to a startup -- one that’s data-driven, is extremely fast-paced, and features a flat organizational structure that empowers employees to make decisions for the good of the company.

Third, Kraft Heinz is a Meritocracy. We enable our people to carve their own paths, giving high performers access to responsibilities and compensation levels much sooner in their careers than they typically would achieve anywhere else. We find that our culture is perfect for those who thrive in a performance-driven environment, which is why we consistently attract and develop great talent.

Fourth, those who join Kraft Heinz have a Love for Brands. Our people are proud to be owners of some of the world’s best and most iconic brands and we are uniformly focused on maximizing their potential.

Finally, we’re a company for people who Dream Big -- people that love what they do and do it well.

(Slide 67: An Integrated Global Workforce)

We also have a truly global workforce. Nearly 42,000 employees worldwide, on the ground in more than 50 countries. Fulfilling our Vision To Be the Best Food Company, Growing a Better

World means fostering a diverse and inclusive culture where the best ideas thrive and where a diverse workforce enhances creativity, innovation and growth.

For instance, in the U.S., we have six Business Resource Groups made up of people who share a common cultural background or lifestyle and help lead initiatives for talent recruitment and workplace inclusion. In Canada, we launched a Diversity & Inclusion Committee to strengthen the diversity of our leadership and overall employee engagement. And in Europe, our Gender Balance platform includes a Women’s Leadership Panel and Parents Network, strengthening a culture where all employees bring their unique selves to the table. But culture and diversity are just two aspects of building a truly integrated, global workforce where we’re all pushing in the same direction.

To bring this about, we employ four tools: recruiting through our dynamic University Relations programs. Training through Kraft Heinz Ownerversity, our proprietary online platform. Aligning through Management by Objectives, which drives individual and overall company performance and are personally reviewed by our CEO. And motivating through the right, KPI-driven, incentive-based compensation for our people.

(Slide 68: Recruiting Future Leaders)

Our University Relations program is Kraft Heinz’s most important talent pipeline. It helps us modernize and quickly adapt to the changes in consumer preferences and the markets we serve. Each year, our most senior leaders including our CEO go on the road, visiting universities and top-tier business schools, recruiting the best and brightest to join our worldwide team as Trainees and MBA hires.

A highly selective recruiting process includes analytical assessments for final candidates and interviews with business leads and senior executives. On average, only 3% of candidates are invited to our headquarters for these sessions. This rigorous process helps us identify those who will work hard to help us build our Vision and who are ready to Dream Big. We currently hire about 200 Trainees in management, operations and sales per year worldwide.

(Slide 69: Training to Develop Talent)

The second area where we invest considerable time and money developing our people is learning and continuous improvement in everything we do. As our CEO says, what separates the best from the rest is the ability to continually learn and grow. And we empower employees to own their careers.

In 2017, we re-launched Kraft Heinz Ownerversity -- our proprietary, in-house, fully personalized, scalable Learning & Development platform. In addition to subject-specific training materials, e-books and standardized training materials, we have rolled out five academies -- Sales, Marketing, Leadership, Problem Solving Methodology, and R&D -- to assess, address, and scale capabilities needed to boost performance across the Kraft Heinz world. We’re also expanding Ownerversity technology in our regional zones and with our factory employee base.

(Slide 70: Aligning Behind Business Objectives)

Our third tool is Management by Objectives, or MBOs. Each year, our employees’ MBOs are developed as part of a broader process that aligns the work of everyone at Kraft Heinz in the right direction, cascading down from the annual objectives set by our Board of Directors for our CEO. And performance against individual MBOs are reviewed and scored on a quarterly basis. We challenge our employees to make significant, but attainable improvements that will help us reach our company’s top-level goals.

Everyone at Kraft Heinz participates in the MBO program in some capacity. Executive and salaried employees have individual MBOs cascaded for the year, which prioritize their deliverables. In 2018, more than 7,400 employees worldwide will have individual MBOs, while employees beyond that will be accountable for contributing to team-based MBOs, owned by their manager.

Every goal at Kraft Heinz is linked, and our CEO personally reviews each employee’s MBOs to ensure alignment across the company. The MBO program is our way of executing our strategy, our key initiatives, overcoming challenges as a business and aiming for excellence.

(Slide 71: Motivating Our People)

Our MBO program also forms the basis for informing our fourth tool -- motivating through the right, KPI-driven, incentive-based compensation for our people.

At the root of our Meritocracy is the foundational link between delivering results and earning rewards. And for our owner-employees, growth means increased responsibilities through promotions and increased compensation. Our unique Pay-for-Performance model means that the better an employee and the organization perform, the greater their variable reward.

Within our industry, we are competing for talent with well-established, fast-moving consumer goods organizations with long histories of success. So we target a higher incentive pay than our peers and are consistently above the market when it comes to Total Target Cash.

Creating a strong link between performance and pay is an important part of the company’s long-term success. The more our people achieve individually and we achieve as teams and a company, the greater the potential financial rewards. And as far as promotions go, in 2017, we promoted more than 1,900 employees at Kraft Heinz.

(Slide 72: Sustainable, Long-Term Value Creation)

David Knopf
Chief Financial Officer, The Kraft Heinz Co.

Hi. This is David Knopf, Chief Financial Officer of the Kraft Heinz Company. From a financial perspective, the main challenge for every company in the Consumer Staples industry today is finding the ability to simultaneously make the necessary investments to adapt to a rapidly changing environment while delivering sustainable, profitable growth. This period of change compels our company, our competitors and our Staples peers to be more efficient -- and may drive pressure for further consolidation of our industry.

We think these pressures could generate further opportunities for us to expand our portfolio of leading brands and leverage our highly scalable operating model. Most importantly, though, we continue to like the long-term, organic prospects for our industry, as well.

We’ve set clear, straightforward goals for ourselves. And we believe Kraft Heinz is a unique platform for significant, sustainable growth in the Consumer Staples industry for both our people and our shareholders over the long term.

(Slide 73: Attractive Return Potential in Consumer Staples)

Let’s start with our industry. We believe that for those that can adapt and keep their brands relevant, there continues to be attractive ongoing returns in the Consumer Staples industry.
We see the opportunity for consistent, run-rate Organic Net Sales Growth coming from a combination of developed markets growing in line with population growth, plus-or-minus inflation -- and developing markets growing better than population growth, plus-or-minus inflation -- as the middle class expands and trades up to more value-added products.

We also see the opportunity for solid, consistent, compound growth in Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, reflecting a combination of volume growth and improved product mix, fixed cost leverage and continuous improvement initiatives that deliver cost savings. Any given year is likely to see some degree of deviation from trend driven by things like brand strength, vis-à-vis commodity cycles, price-based competition, or the balance between a company’s investment cycle and cost savings curve. However, we believe that the compounded annual growth can be stable over time.

And finally, we see the ability of well-run companies to generate substantial, consistent free cash flow from a combination of healthy EBITDA margins and discipline around capital expenditures, working capital and financial policies.

(Slide 74: Kraft Heinz Long-Term Financial Goals)

As I mentioned, at Kraft Heinz we’ve set clear, straightforward long-term financial goals for ourselves. It starts with profitable sales growth, leveraging the business investments we have been making in data-driven marketing for competitive advantage, Big Bet innovation, renovation and whitespace expansion. Reinventing our Category Management capabilities and expanding our Go-To-Market capabilities across traditional retail outlets, the Foodservice channel, as well as e-commerce.

We’re also targeting best-in-class margins, based on creating world-class operations. The Ownership mentality of our people, treating every Kraft Heinz dollar spent as if it were our own -- and training, developing and aligning our people to make them our true competitive advantage.

Our third goal is a superior return of capital to our shareholders while maintaining a strong balance sheet. And this is based on the belief that we can consistently deliver sustainable, top-tier EPS growth in our industry, generate industry-leading cash flow and continue to show our commitment to a strong dividend payout.

(Slide 75: Performance Since the Kraft Heinz Merger)

Relative to our goals, we believe we’ve had a strong start since the merger of Kraft and Heinz. We’ve delivered, exceeded every or remain on track for every commitment made at the time of our 2015 merger announcement. At the same time, we’ve been investing in things that will drive sustainable, profitable growth going forward.

By the numbers, we’ve held our sales and market share performance relatively stable, if not top-tier, performance amongst our peers -- despite taking significant steps to transform our North American business. Our Integration Program delivered more than $1.7 billion of cumulative savings by the end of 2017, versus the $1.5 billion we originally expected. And we achieved that level of savings net of approximately $200 million of business investments to modernize and adapt our data, Marketing, Category Management, and Go-To-Market capabilities to the rapidly changing environment.

For the total company on a constant currency basis, our EBITDA has grown by more than Integration Program savings. In other words, 100% of these net savings flowed through to the bottom line. We’ve also taken actions to reduce financial risk. For instance, we’ve biased our capital structure towards fixed rate debt with a long tenor, while matching the currency of our debt to the currency of our cash flows.

From a P&L perspective, in addition to maintaining a consistent foreign exchange transaction hedging program, we have a focused commodity hedging program for categories with a substantial exposure to certain commodities. On the Pension and Post-Retirement Medical side, we’ve invested to significantly improve the funded status of those programs and employ a more conservative portfolio allocation in each of our pension plans. And finally, we’ve deleveraged, rapidly getting below four times leverage within 18 months from the closing of our merger.

(Slide 76: Kraft Heinz Commitment to Investment Grade Profile)

Looking forward, we regard our commitment to an investment grade rating as non-negotiable for the long term. An iconic global company such as Kraft Heinz deserves an investment grade rating, and we will always maintain policies in line with an investment grade capital structure.
And we’re confident in our ability to deliver against this objective as we contemplate both organic and in-organic initiatives, such as potential future M&A.

Our base business is strong with significant scale, unparalleled brands, and leading category positions. A broad geographic and category footprint -- and profit margins and cash flow generation that can be further enhanced through cost savings.

We have a balanced financial policy, with an ongoing net leverage target of getting to, and maintaining, below three times net leverage. Appropriate commitments regarding return of capital to our shareholders through consistent dividend growth over time and deploying excess cash against opportunities on a risk-adjusted return basis. Last, but not least, we benefit from long-term-oriented anchor shareholders in Berkshire Hathaway and 3G Capital, as well as management with long track records of stability and success.

(Slide 77: A Unique Opportunity in Consumer Staples)

Taken together, we believe our company is a unique platform for significant, sustainable growth in the Consumer Staples industry for both our people and our shareholders. We believe that brands are the key, long-term competitive advantage in our industry and that our brands are among the most iconic in the Consumer Staples industry. And we believe that we have realistic and achievable financial goals that will lead to consistent and predictable returns over the long term.